Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                       Senior vice president and
                                                         chief financial officer
                                                                  (858) 550-7573

            LIGAND REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2003:
    RECORD NET PRODUCT SALES UP 38% DRIVEN BY AVINZA CO-PROMOTION LAUNCH AND
                            SOLID ONCOLOGY REVENUES

  -- AVINZA NET SALES HIT NEW HIGH OF $6.6 MILLION, ONCOLOGY REVENUES GROW FOR
                          THIRD CONSECUTIVE QUARTER -

     SAN DIEGO, CA - APRIL 24, 2003 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported total net product sales for the first quarter ended March 31, 2003, of $18.9 million, compared to $13.7 million in the first quarter of 2002, an increase of 38% driven by strong AVINZA(R) (morphine sulfate extended-release capsules) sales of $6.6 million as part of its co-promotion launch, and solid oncology revenues.

     Ligand's total revenues for the first quarter of 2003 were $23.1 million, compared to $24.9 million for the same period in 2002, a decrease of 7%. The decrease in quarterly revenues resulted from variances in other revenue (primarily a $6 million royalty sale recorded in the first quarter of last year) offsetting increases in product sales. Not including this royalty sale, total revenues for the first quarter of 2003 increased 22%.

     Including a one-time, non-cash write-off of $5 million related to Ligand's decision not to purchase X-Ceptor Therapeutics, net loss for the first quarter was $20.3 million ($0.29 per share), compared to a net loss of $6.6 million ($0.10 per share) for the same period in 2002. Not including the one-time charge, net loss for the first quarter was $15.3 million ($0.22 per share).

     "Ligand's first-quarter performance excluding one-time, non-cash charges was ahead of our business plan goals, and is tracking on or ahead of our annual financial guidance," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "We were particularly pleased with the 38% growth in product sales, which was driven by a strong AVINZA quarter as part of our co-promotion launch with Organon. Now that there are more than 800 sales representatives in the field and we have the ability to achieve the No. 2 share of voice in a growing, $2.8 billion market, we expect the second and third quarters to reflect significant additional market share growth of AVINZA."

     In the first quarter of 2003, sales of individual products were:

------------------------------------------------ ----------------- ----------------
                                                    1Q 2003 Net       1Q 2002 Net
                                                  Sales (million)   Sales (million)
------------------------------------------------ ----------------- ----------------
ONTAK(R)(denileukin diftitox)                           $7.1               $8.6
------------------------------------------------ ----------------- ----------------
AVINZA                                                 $6.6                0
------------------------------------------------ ----------------- ----------------
Targretin(R)(bexarotene) capsules                       $3.6               $3.8
------------------------------------------------ ----------------- ----------------
Targretin gel and Panretin(R)(alitretinoin) gel         $1.5               $1.3
------------------------------------------------ ----------------- ----------------
TOTAL NET PRODUCT SALES                                $18.9             $13.7
------------------------------------------------ ----------------- ----------------

     It is important to note that Ligand's first quarter product sales from a year ago were favorably affected by the initial stocking of wholesalers to support commencement of ONTAK distribution in early 2002.

     Gross margin on product sales was 65% in the first quarter of 2003, compared to 67% in the same period of 2002. Cost of products sold includes approximately $2.8 million in non-cash expense primarily related to amortization from the restructuring of the AVINZA license and supply agreement, and to ONTAK technology amortization. Because the amounts of these quarterly, non-cash expenses are fixed over AVINZA and ONTAK's patent lives, the products' gross margins will continue to improve in 2003 as sales volumes increase.

     Collaborative research and development and other revenues were $4.2 million in the first quarter of 2003, compared to $11.2 million in the same period of 2002. This decrease in revenues resulted primarily from the absence of $6 million in revenue from Royalty Pharma. In the first quarter of last year, Royalty Pharma purchased from Ligand the right to receive a portion of potential future sales of three selective estrogen receptor modulators (SERMs) now in Phase III development. Royalty Pharma's next purchase options - each for $12.5 million - are exercisable in the third and fourth quarters of 2003. "Given the timing of Royalty Pharma's options as well as potential product milestones, we expect that unlike 2002, other revenues for 2003 will grow going forward, with more than two-thirds occurring in the third and fourth quarters," Maier said.

     Research and development expenses were $16.6 million in the first quarter of 2003, in line with Ligand's annual financial outlook, compared to $13.1 million in the same period of 2002. The increase in R&D expenses resulted primarily from accelerating patient accrual in the two pivotal Phase III studies of Targretin capsules in non-small cell lung cancer. Enrollment of the 1,200 total patients required for the studies is now two-thirds complete and on track to conclude this year. Enrollment of one study is expected to finish in the third quarter, and the other in the fourth quarter.

     Selling, general and administrative expenses were $12.4 million in the first quarter of 2003, compared to $9.7 million in the same period of 2002. The increase in S,G&A expenses was due to the co-promotion launch of AVINZA, and to an increase in medical marketing costs to expand use of ONTAK and Targretin.

     Loss from operations was $12.6 million in the first quarter of 2003, compared to $2.3 million in the same period of 2002. Loss from operations is expected to decrease substantially as product sales and other revenue continue to grow.

     As of March 31, 2003, Ligand had cash, cash equivalents, short-term investments and restricted cash of $44.7 million, compared to $74.9 million at the end of 2002. In February 2003, Ligand completed its previously announced $20 million repurchase of approximately 2.2 million Ligand shares owned by Elan. Ligand used $9.7 million of cash for operational activities in the first quarter of 2003.

AVINZA UPDATE

     "Weekly AVINZA prescriptions continued to grow steadily in the first quarter prior to initiation of full co-promotion with Organon," Maier said. "Based on IMS NPA data, Ligand broke through 1,000 weekly prescriptions in the first week of March, the last week our growing specialty pain sales force of nearly 70 representatives promoted the product on their own. Since then, weekly prescriptions have increased to 1,421, and this number reflects only one week of co-promotion by Organon's 700-plus sales representatives. Increasing AVINZA prescription demand and wholesaler re-stocking to support expanded co-promotion resulted in strong quarterly sales of $6.6 million. In addition, we estimate that as of February, AVINZA was stocked in approximately 6,000 retail pharmacies, and our goal with Organon is to increase this to 15,000 pharmacies in the second quarter by working with wholesalers, pharmacy chains, and hospital and independent retail pharmacies."

UPDATE ON IN-LINE ONCOLOGY PRODUCTS

     "For the third consecutive quarter, in-line oncology product sales increased compared to the previous quarter, reflecting steadily increasing end-user demand driven by our efforts to increase physician interest and expand use of ONTAK and Targretin," Maier said. "Sales of ONTAK met or exceeded our expectations in the first quarter of 2003. However, comparisons to the first quarter of 2002 reflect the initiation a year ago of wholesale distribution of the product."

     End-user demand for ONTAK and Targretin in the United States remained strong in the first quarter of 2003. Unit shipments of ONTAK to end users increased 18% compared to the first quarter of 2002.

     In the first two months of 2003, prescriptions for Targretin capsules increased 34% compared to the same period of 2002, based on IMS data. European distributor purchases of Targretin capsules were noteworthy in the quarter, and demand is growing rapidly in the European Union, particularly Germany.

     In the first two months of 2003, prescriptions for Targretin gel increased 18% compared to the same period of 2002, based on IMS data.


RECENT LIGAND HIGHLIGHTS

o ORGANON, LIGAND BEGIN FULL AVINZA CO-PROMOTION. Organon's hospital representatives and national accounts team began promoting AVINZA on March
     10. The company's primary care and specialty sales forces began promotion on April 7. In addition, Ligand is promoting AVINZA with its expanding specialty pain sales force of nearly 70 representatives. Organon and Ligand's combined sales force effort is approximately 12-fold greater than what Ligand alone could dedicate to the product.

o LIGAND EARNS $1.5 MILLION MILESTONE PAYMENT AS LILLY ADVANCES LY818, FIRST IN A SERIES OF DISTINCT PPAR MODULATORS, INTO PHASE II STUDIES. LY818 is a novel, potent, oral, once-daily peroxisome proliferation activated receptor
     (PPAR) modulator for the treatment of type II diabetes and metabolic diseases. LY818 was discovered through the ongoing research collaboration between Lilly and Ligand. PPARs are a subfamily of intracellular receptors that regulate glucose and lipid homeostasis. They play a key role in enhancing cellular responses to insulin, and in fat tissue stores and metabolism.

o LIGAND ELECTS NOT TO EXERCISE OPTION TO PURCHASE X-CEPTOR THERAPEUTICS. Ligand will continue to own approximately 17% of X-Ceptor's stock. Ligand has been a minority equity investor in X-Ceptor since 1999, when Ligand and a group of private investors formed the private company to further the development of orphan nuclear receptor technology to identify new drugs. Ligand decided not to purchase X-Ceptor in order to focus on its priorities for increasing shareholder value in 2003, such as accelerating revenue growth from AVINZA and the company's in-line oncology products, and completing patient enrollment in the pivotal Phase III studies of Targretin capsules in non-small cell lung cancer.

o FOUR CLINICAL TRIALS PRESENTED AT AMERICAN ACADEMY OF DERMATOLOGY MEETING SHOW TARGRETIN, PANRETIN DEMONSTRATE PROMISING ACTIVITY IN RANGE OF DERMATOLOGIC DISORDERS. The studies indicated that activating retinoid X receptors plays a key role in treating hand dermatitis, psoriasis, cutaneous T-cell lymphoma and photoaging. In one 55-patient, randomized phase I/II study, nearly 40% of patients with chronic severe hand dermatitis who were treated with Targretin gel 1% experienced clinical improvement of 90% or more, and almost 80% of patients improved by at least 50%. Ligand plans to begin a Phase II/III registration track program for Targretin gel this year.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.STREETEVENTS.COM and at HTTP://WWW.LIGAND.COM (investor relations page) on Thursday, April 24 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to Ligand's financial outlook and guidance for 2003; profitability; top-line (revenue) growth; product sales and margins; operating expenses and losses; AVINZA market share, co-promotion and commercialization; clinical studies; and the exercise of options by Royalty Pharma. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will increase revenues or margins from currently marketed products or reduce operating losses; that Ligand will be able to achieve its operating profitability or market share goals; that the results from the periods discussed in this release will be indicative of results for future periods; that results of any clinical study will be confirmed by later studies; that products under development by us or our collaborators will receive marketing approval or that there will be a market for these drugs; that our collaborations will be successful or continued; that Royalty Pharma will exercise any future options; or that Ligand will receive any milestone payments for the discovery and/or development of any compounds. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     NOTE: Ligand(R), Targretin(R), Panretin(R), AVINZA(R) and ONTAK(R) are trademarks of Ligand. Full prescribing information for Ligand's products may be obtained in the U.S. from Ligand Professional Services by calling toll free 800-964-5836 or on Ligand's web site at HTTP://WWW.LIGAND.COM..

                                      # # #

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)

                                                     THREE MONTHS ENDED
                                                          MARCH 31,

                                              ----------------------------------
                                                   2003              2002
                                              ----------------  ----------------
REVENUES:

   Product sales                              $      18,928     $      13,696
   Collaborative research and
     development and other revenues                   4,195            11,190
                                              ----------------  ----------------
      Total revenues                                 23,123            24,886
                                              ----------------  ----------------

OPERATING COSTS AND EXPENSES:

   Cost of products sold                              6,620             4,460
   Research and development                          16,640            13,115
   Selling, general and administrative               12,426             9,658
                                              ----------------  ----------------
      Total operating costs and expenses             35,686            27,233
                                              ----------------  ----------------

Loss from operations                                (12,563)           (2,347)
                                              ----------------  ----------------

OTHER EXPENSE:

   Interest expense, net                              (2,439)          (1,961)
   Write-off of X-Ceptor purchase right               (5,000)              --
   Debt conversion expense                                --           (2,015)
   Other, net                                           (318)            (252)
       Total other expense, net                       (7,757)          (4,228)

Net loss                                      $      (20,320)   $      (6,575)
                                              ================  ================

BASIC AND DILUTED PER SHARE AMOUNTS:

Net loss                                       $       (0.29)    $       (0.10)
                                              ================  ================
Weighted average number of common
   shares outstanding                             70,238,438        63,122,905
                                              ================  ================

                       LIGAND PHARMACEUTICALS INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                               MARCH 31,      DECEMBER 31,
                                                 2003           2002 (1)
                                            -------------    -------------
                                              (Unaudited)
ASSETS
Current assets:

   Cash, cash equivalents and
   short-term investments                   $   33,983       $   64,248
   ($9,069 and $8,998 restricted
   at March 31, 2003, and
   December 31, 2002, respectively)
   Other current assets                         29,028           24,325
                                            -------------    -------------
     Total current assets                       63,011           88,573
Restricted investments                          10,741           10,646
Property and equipment, net                      9,229            9,672
Acquired technology and product rights, net    145,862          148,546
Other assets                                    12,333           17,992
                                            -------------    -------------
                                            $  241,176       $  275,429
                                            =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                         $   37,823       $   35,355
Long-term debt                                 155,250          155,250
Other long-term liabilities                     10,080           10,809
Stockholders' equity                            38,023           74,015
                                            -------------    -------------
                                            $  241,176       $  275,429
                                            =============    =============


(1) Certain amounts at December 31, 2002, have been reclassified to conform to the current period presentation.



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